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Exhibit 21.1

Subsidiaries of AMAG Pharmaceuticals, Inc.

Name of Subsidiary	Jurisdiction of Formation
AMAG Securities Corporation	Massachusetts
AMAG Europe Limited	United Kingdom

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  Exhibit 21.1